EXHIBIT 10.5

EXECUTION COPY

Patent License Agreement

This Patent License Agreement (this “Agreement”) is between Dr. Jill P. Smith and LDN Research Group LLC (the “Licensor Parties”), and TNI BioTech, Inc., a publicly traded corporation organized and existing under the laws of Florida (“Company”). This Agreement is being signed on 18th December 2012 (the “Execution Date”). This Agreement will become effective on December 18t, 2012 (the “Effective Date”). The Company and the Licensor Parties may be referred to collectively as the “parties” and singularly as a “party.”

BACKGROUND

WHEREAS, The Licensor Parties are the owners of US Method Patent No. 7,879,870 and a pending patent in Israel entitled “Treatment of Inflammatory and Ulcerative Diseases of the Bowel with Opioid Antagonists” and Dr. Jill P. Smith is the owner/Sponsor of IBD FDA IND#, FDA orphan drug designation #09-2969 and a pending Israeli patent for “Treatment of Inflammatory and Ulcerative Diseases of the Bowel with Opioid Antagonists;”

WHEREAS, certain aspects of the above listed intellectual property may include methods and formulations for treatment of the inflammatory and ulcerative diseases of the bowel, including patient data, and letters pertaining to the intellectual property (as defined hereinafter as “Technical Information”), and which is included on Exhibit A;

WHEREAS, Company has received and evaluated details of the above listed intellectual property and has represented to the Licensor Parties an interest in obtaining an exclusive license to the Patent Rights within the Field of Use (as those terms are defined in Section 1.2 herein) for the intellectual property upon the terms and conditions hereinafter set forth;

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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WHEREAS, the Company desires to obtain a license for all of the relevant Patent Rights (as hereinafter defined) and documents and to exploit the portfolio of intellectual property;

WHEREAS, The Licensor Parties have determined that the exploitation of the intellectual property by Company is in the interest of the Licensor Parties;

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties agree as follows:

1.  LICENSE

1.1 License Grant. Contingent upon the execution of this License Agreement by both parties and Company’s payment of fee(s) described in Section 3.1, the Licensor Parties grant to the Company an exclusive, world-wide license (the “License”) to make, have made, use, lease, import, offer for sale and sell Licensed Products and to use the method under Patent Rights and Technical Information, to the extent not prohibited by other patents, in the Field of Use during the Term (as such terms may be defined in Sections 1.2 and 6.1), unless this License Agreement shall be earlier terminated according to the terms and conditions contained herein. The License includes the right to sublicense as permitted by this Agreement. No other rights or licenses are granted by the Licensor Parties. The parties agree this License is subject to the terms of the Petition for Assignment of Patent Rights to Inventor Agreement attached hereto as Exhibit E.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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1.2 Related Definitions.

“Technical Information” means any and all proprietary technical information, know-how, procedures, protocols, methods, data, prototypes, designs, patient data and records permitted to be transferred or if patient data and records cannot be transferred then the deidentified files that were sent to IRB and/or the FDA plus protocols, etc., and reports, which are not readily available to others through public means, and which are owned, generated or developed through experiments or testing by the Licensor Parties, which the respective scientist, at his/her own sole discretion, determines may be necessary or useful in the development of the Licensed Product(s) and which relate to the License Product(s), but which are not subject of the Patent Rights including a copy of the Investigational New Drug(s) (“IND”) application and copies of all other relevant regulatory correspondence. The parties will work together to facilitate the timing of the copying and transferring and which copies of which documents will be needed and will agree on coverage of any costs associated with such document copying.

The term “Licensed Products” means products that are made, made for, used, imported, offered for sale or sold by Company or its Affiliates or sublicensees as covered by the Patent Rights and Technical Information under this License Agreement and that would (i) in the absence of the License, infringe (or, in the case of pending patent applications, upon issuance, would infringe) at least one claim of the Patent Rights or (ii) use or are used in or with a process or method covered in whole or in part by a claim of the Patent Rights, whether the claim is issued or pending, or (iii) is covered under Technical Information.

The term “Field of Use” also referred herein as the “Field” means development, production, use, and storage of Licensed Products, alone or in combination with other treatments, for the prevention and/or treatment of Crohn’s disease and other inflammatory and ulcerative diseases of the bowel.

The term “Patent Rights” means all of the Licensor Parties’ method patent rights represented by or issuing from: (a) the United States patents and patent applications listed in Exhibit A that have not been irretrievably lapsed, revoked or abandoned; (b) any continuation, continuation-in-part (to the extent that the claims are directed to inventions or intellectual property which are fully supported by the patents and applications (a) or (b), divisional, re-issue applications, renewals and re-examinations of (a) or (b); and (c) any foreign counterparts and extensions of (a) or (b); (d) the Israeli patent still pending; and (e) the patents and pending patents listed in the Background section of this Agreement.

The term “Affiliate” means a legal entity that is controlling, controlled by or under common control with Company and that has executed either this Agreement or a written joinder agreement agreeing to be bound by all of the terms and conditions of this Agreement. For purposes of this Section 1.2, the word “control” means (x) the direct or indirect ownership of more than Fifty Percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive Fifty Percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of a legal entity.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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The term “Sublicensee” shall mean any third party licensed by Company and where the third party holds Five Percent (5%) or less equity in Company or where Company holds less than Five Percent (5%) equity in the third party. In those cases where the equity exceeds five percent (5%), the third party may only become a “Sublicensee” with the prior, written approval of the Licensor Parties, which shall not be unreasonably withheld, conditioned or delayed.

The term “Sale” means any bona fide transaction for which consideration is received or expected by Company or its Affiliate or sublicensee for the sale, use, lease, transfer or other disposition of a Licensed Product to an independent third party. A Sale is deemed completed at the time that Company or its Affiliate or Sublicensee invoices, ships or receives payment for a Licensed Product, whichever occurs first.

The term “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1.

The term “Net Sales” means the consideration received or expected from, or the fair market value attributable to, each Sale, less Qualifying Costs that are directly attributable to a Sale, specifically identified on an invoice or other documentation and actually borne by Company or its Affiliates or Sublicensees. For purposes of determining Net Sales, the term “fair market value” means the cash consideration that Company or its Affiliates or sublicensees would realize from an unrelated buyer in an arms length sale of an identical item sold in the same quantity and at the time and place of the transaction.

The term “Qualifying Costs” means: (a) normal and customary discounts in the trade for quantity purchased; (b) credits or refunds for claims or returns that do not exceed the original invoice amount; (c) Company’s bad debt actually written off, net of subsequent recoveries; provided that such Licensed Products do not represent more than [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of Sales.

“FDA” means the Food and Drug Administration of the United States and “IRB” is the Institutional Review Board.

1.3 Grant-Back. Immediately following the grant of the License pursuant to Section 1.1 hereof, the Company hereby grants to the Licensed Parties a perpetual, non-exclusive, royalty-free right and license to use, and to permit others to use, the Patent Rights and Technical Information in the Field of Use for educational and research purposes only.

1.4 Sublicense Conditions. The Company’s right to sublicense any aspects granted by the Licensor Parties under the License is subject to each of the following conditions:

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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(a) In each sublicense agreement, Company will prohibit the Sublicensee from further sublicensing and require the Sublicensee to comply with the terms and conditions of this Agreement, including the payment of running royalties at amounts at least equal to the levels specified for payments by Company to the Licensor Parties in Section 3. Each sublicense agreement granted by Company shall include an audit right by the Licensor Parties of the same scope as provided in Section 4 with respect to Company. Company shall forward to the Licensor Parties a copy of reports received by Company from its Sublicensees under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements. No such sublicense agreement shall contain any provision that would cause it to extend beyond the term of this License Agreement.

(b) Until Company has reached a capitalization of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) as referenced in Section 3, Company is expressly prohibited from sublicensing, except that Company may petition the Licensor Parties for the Licensor Parties’ prior written approval to sublicense. such consent shall not be unreasonably held, delayed or conditioned. Only after receiving the prior written approval of the Licensor Parties may Company enter into sublicense agreements with third parties wherein the Sublicensee(s) shall make, use, have made and have use of Patent Rights and Technical Information within the Field. After Company has attained a capitalization of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]), the Company may enter into sublicensing arrangements subject to the provisions set forth herein. Within Five (5) business days after the Company fully executes any sublicense agreement, the Company will deliver to the Licensor Parties a complete and accurate copy of the entire sublicense agreement written in the English language. The Licensor Parties’ receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of the Licensor Parties or obligation of Company under this Agreement.

(c) In the event that Company causes or experiences a Trigger Event (as defined in Section 6.4), all payments due to Company from its Affiliates or Sublicensees under the sublicense agreement will, upon notice from the Licensor Parties to such Affiliate or Sublicensee, become payable directly to the Licensor Parties for the account of Company. Upon receipt of any such funds, the Licensor Parties will remit to Company the amount by which such payments exceed the amounts owed by Company to the Licensor Parties.

(d) Company’s execution of a sublicense agreement will not relieve Company of any of its obligations under this Agreement. Company is primarily liable to the Licensor Parties for any act or omission of an Affiliate or sublicensee of Company that would be a breach of this Agreement if performed or omitted by Company, and Company will be deemed to be in breach of this Agreement as a result of such act or omission. In the event Sublicensee commits a breach of this License Agreement, Sublicensee shall have a period of Twenty (20) calendar days to cure said breach. In the event Sublicensee does not fully cure the breach within this Twenty (20) calendar day period, the sublicense shall be automatically terminated.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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1.5 No License by Implication. Nothing in this Agreement confers by estoppel implication or otherwise, any license or rights under the Licensor Parties’ other patents other than the Patent Rights and Technical Information, regardless of whether such patents are dominant or subordinate to the Patent Rights and Technical Information.

1.6 Data. The Licensor Parties will deliver or cause to be delivered within Thirty (30) days of the Effective Date of this Agreement all of the relevant documents including but not limited to those described in the Background Section of the Agreement to Company.

2. DILIGENCE

2.1 Business Plan. Company will deliver to the Licensor Parties, within Thirty (30) calendar days after the Effective Date, a copy of an initial business plan for the use of the Patent Rights and Technical Information (the “Business Plan”). Thereafter, Company will deliver to the Licensor Parties an annual updated Business Plan no later than December 1 of each year during the Term. The Business Plan will include, at a minimum, the amount of money, number and kind of personnel, and time, budgeted and planned for each phase of the development of the Patent Rights Technical Information and the Licensed Product(s). The Business Plan shall include a description of Company’s current funding efforts towards commercialization of the Patent Rights and Technical Information and the level of funding in each specific therapeutic indication of the Licensed Product(s). The Business Plan will include the commitment of the Company to maintain an ongoing relationship with Target Health or a similar contract research organization (“CRO”) at least until One (1) Licensed Product is brought to market

2.2 The Licensor Parties’ efforts. The Licensor Parties will deliver to Company, within Thirty (30) calendar days following Company’s request, a copy of all documents related to the Patent Rights, including but not limited to all INDs, communications with regulatory agencies, any patient data and records permitted to be transferred or if patient data and records cannot be transferred then the deidentified files that were sent to IRB and/or the FDA plus protocols, etc., Technical Information and letters relating to the intellectual property.

2.3 Company’s Efforts. Company will: (a) use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Business Plan; (b) will expend a minimum of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) per annum to develop and commercialize Licensed Products as soon as practicable, consistent with sound business practices and judgment; (c) be responsible for obtaining all requisite regulatory approvals needed to use or sell Licensed Products in the Field of Use; and (d) make all reasonable efforts to complete the first commercial sale of a Licensed Product by March of 2017.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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2.3.1 A Development Committee (the “Committee”) shall be organized to monitor the clinical progress of the Licensed Products at the Company’s expense. The Committee will consist of independent scientific and technical thought leaders that are highly regarded by the scientific community in the Field of Use of each Licensed Product and at least one representative from the Licensor Parties and one representative from the Company. The Committee will be responsible for (i) making recommendations to the Company’s management relating to the pre-clinical and clinical development strategy; (ii) analysis and assessment of ongoing pre-clinical and clinical development of each Licensed Product; and (iii) assisting the Company to prepare pre-clinical and clinical development budgets. The actions and opinions of the Committee will be confidential. The Committee will meet at least Six (6) times per year. Said Committee shall first meet within Three (3) months of the Effective Date and include (a) one or more of the original inventors of the underlying Patent Rights, and (b) one or more individuals responsible for managing the commercial affairs of the Licensor Parties (collectively, the “Licensor Parties Appointees”). The Committee will continue to meet regularly with the Licensor Parties Appointees during the clinical trials.

2.3.2 Diligence Events. The Company will use commercially reasonable efforts to achieve each of the diligence events by the applicable completion date listed in the table below for the first Licensed Product.

DILIGENCE EVENT	COMPLETION DATE
Delivery of a completed initial Business Plan to the Licensor Parties in a form acceptable to the Licensor Parties	January 20, 2013
First dosing of first patient in a Phase III or other pivotal clinical trial for first licensed product	Fifteen (15) months from the Execution Date of the Agreement
Filing of NDA for first Licensed Product	Thirty Nine (39) months from the Execution Date of the Agreement
First Sale of the first Licensed Product as covered by the NDA	March of 2017 (unless the Company is able to fast track FDA approval with the orphan designation)

2.3.3 Prior to the Effective Date of this License Agreement, Company shall have provided documentation in the form of bank statements or an escrow account balance statement evidencing that it has capitalization of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) such that Company can support a thorough, vigorous and diligent program within the first Three (3) months after the Effective Date, properly supported financially and with appropriate and qualified personnel and consultants as outlined in its Business Plan and is consistent with this stage of development. Capitalization may consist of paid-in-capital to Company from the sale of capital stock to a group of investors, including angel investors, venture capitalists and corporate partners. Capitalization may also include, but not be limited to, cash, line(s) of credit, retained earnings, awards as well as grants and research contracts; provided, however, such capitalization is not comprised of short term loans granted to the Company bearing maturity dates of less than Twelve (12) months from the Effective Date hereof. Capitalization is required to undertake the activities set forth in Company’s Business Plan, the minimum contents of which is attached as Exhibit B. Failure to achieve the capitalization milestones listed hereinafter shall be a breach of this License Agreement.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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2.3.4 Company shall provide to the Licensor Parties a copy of any private placement memoranda, offering documents or other materials provided to potential private investors, whether said offering is pursuant to Regulation D of the Securities Act of 1933 or otherwise. The Licensor Parties shall treat and maintain such documents as confidential. Without limiting any other provision hereunder, the Licensor Parties shall fully comply with all applicable securities laws associated with any Regulation D offering.

2.3.5 By July 1, 2013, Company shall have provided to the Licensor Parties documentation in the form of bank statements or an escrow account balance statement evidencing that it has a capitalization of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) such that Company can support a thorough, vigorous and diligent program, properly supported financially and with appropriate and qualified personnel and consultants as outlined in its Business Plan.

2.3.6 Within Three (3) years of the Effective Date of this License Agreement, Company shall have executed at least one (1) partnership, joint venture or outbound license agreement having a monetary value of not less than [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) with a “Corporate Partner” having a market capitalization of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]). The company shall be a for-profit biopharmaceutical entity having a portfolio of therapeutic drugs and drug candidates. The objective of said commercial agreement is to provide Company with the ability to successfully manage the clinical and regulatory requirements as well as marketing, distribution and manufacturing capacity to successfully commercialize Licensed Products and support additional clinical developments.

2.3.7 “Corporate Partner” shall mean: a) any biopharmaceutical entity which agrees to compensate (either in cash or non-cash) Company for any one or more of the rights to market, distribute, sell, use, and/or transfer Licensed Product(s) or the completion of a milestone resulting in a Milestone Payment. Any Corporate Partner that receives a sublicense of the Patent Rights shall also be a sublicensee.

2.3.8 If the Licensor Parties unanimously agree and determine that Company has not fulfilled its obligations under this Section 2, the Licensor Parties shall furnish Company with written notice of the determination. Within Sixty (60) days after receipt of the notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with the Licensor Parties to execute a mutually acceptable schedule of revised diligence obligations. Upon the failure to achieve either (i) or (ii) above in the allowed time period, the Licensor Parties may, immediately, upon written notice to Company, terminate this Agreement or grant additional licenses to third parties to the Patent Rights in the Field of Use.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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 3. FEES AND ROYALTIES

3.1 License Initiation Fee. In partial consideration of the rights granted by this License Agreement, on the Effective Date the Company will pay:

(i) A non-refundable, non-creditable license initiation fee of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) to the Licensor Parties;

(ii) [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) directly to Jill Smith for patent expenses paid;

(iii) [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) to be paid directly to LDN Research Group, LLC for expenses; and

(iv) After the date of last signature of this License Agreement, a total of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) shares of restricted common stock of TNI BioTech, Inc., issued to the Licensor Parties to be divided between them whereas Dr. Smith shall receive [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of the stock issued and LDN Research Group, LLC shall receive [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of the stock issued to the Licensor Parties.

3.2 All stock issued has been duly authorized by Company, as set forth in the corporate minutes, capitalization table, and Certificate of Incorporation attached as Appendix B. The Company’s common stock is publicly traded. The Licensor Parties’ shares of stock may not be diluted until Company has received total capital investment of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US$[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) (“Non-Dilution Cap”). Company shall issue such additional shares to the Licensor Parties as are necessary for the Licensor Parties to maintain its percentage of equity interest calculated on the date of issuance of the common stock pursuant to Section 3.1, up to the Non-Dilution Cap. In the event the Company offers shareholder’s rights and preferences to other Shareholders prior to the Company achieving capitalization equal to the Non-Dilution Cap, the Licensor Parties shall receive substantially similar rights, with the exception of voting rights.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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3.3 In the event Company proposes to sell and issue its equity securities in any transaction after it achieves capitalization which exceeds the Non-Dilution Cap, the Licensor Parties shall be entitled, but not obligated, to purchase its pro-rata share of such securities on substantially the same terms and conditions as are then applicable to the investors or holders of Company’s stock. The right of the Licensor Parties to receive additional securities due to dilutive issuance and to participate in future equity financing of Company shall terminate immediately prior to the closing of a firm commitment underwritten public offering including stock of at least [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]), pursuant to an effective registration statement under applicable securities laws then in effect covering the offering and sale of common stock for the account of Company to the public or the closing of the sale of the Company or its assets to an independent third party.

3.4 Company’s failure to issue stock to the Licensor Parties within Thirty (30) business days of its due date in accordance with Sections 3.1 or 3.2 shall constitute a material breach or default and shall be grounds for termination of this Agreement pursuant to Section 6 hereof.

3.5 Annual License Fees. In partial consideration of the License, Company will pay to the Licensor Parties, on each anniversary of the Effective Date an annual licensing fee of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars (US$[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]).

3.6 Milestone Payments. In partial consideration of the License, Company will pay to the Licensor Parties the applicable milestone payment listed in the table below after substantial achievement of each milestone event for each Licensed Product, whether such milestone event is achieved by Company, its Affiliates or Sublicensees. Company will provide the Licensor Parties with written notice within Thirty (30) days after achieving each milestone.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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MILESTONE	PAYMENT
Upon initiation of each Phase III trial
Positive Completion of each Phase 3 clinical trial of the therapeutic use of an LDN compound in the Field of Use. “Positive Completion” is defined as achieving the primary endpoint of the Phase 3 trial in accordance with established agreement with FDA or equivalent health authority.

When an NDA is accepted for review by the FDA
FDA approval to market the NDA is approved	)

MILESTONE	PAYMENT
First dosing of first patient in a Phase III clinical trial for each Licensed Product	[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] shares
First Sale of each Licensed Product	[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] shares
Achievement of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) in cumulative Sales for each Licensed Product covered by NDAs
[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] shares

The term “Phase III clinical trial” means a human clinical trial in any country that provides for randomized controlled trials of a product on a sufficient number of patients to establish the safety and efficacy of a product and generate, if required, pharmacoeconomics data to support regulatory approval in the proposed therapeutic indications as more fully defined in 21 C.F.R. (S) 312.21(c) or equivalent in a foreign country. For clarity, each time a milestone is achieved with respect to a Licensed Product, and then any other milestone payments with respect to earlier milestones that have not yet been paid for said Licensed Product will be due and payable together with the milestone payment for the milestone that is actually achieved. For additional clarity, milestones are due and payable on Licensed Products and on products that, upon FDA approval, would become Licensed Products.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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3.7 Company shall ensure that each of the relevant patent serial number(s) of Patent Rights appears on all Licensed Product(s) or their labels.

3.8 Earned Royalties. In partial consideration of the License, Company will pay to the Licensor Parties during each Quarter a running royalty of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of Net Sales for each Licensed Product.

3.9 Minimum Royalties. In partial consideration of the License, Company will pay to the Licensor Parties the amount, if any, that the applicable minimum royalty listed in the table below exceeds Company’s actual aggregate earned royalties for all Licensed Products under Section 3.8 for each year after the first Sale of each Licensed Product

Year:	Each Year
MINIMUM:	Aggregate of $[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]

3.10 Sublicense Fees. In consideration for the right to sublicense the License, Company will pay to the Licensor Parties a sublicense fee of: (i) [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of the sum of all payments plus the fair market value of all other consideration of any kind, (alternatively, “Additional Sublicensing Revenue” received by Company from Sublicensees for sublicenses solely involving Patent Rights and (ii) [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) of the sum of all payments plus the fair market value of all other consideration of any kind, received by Company for all other sublicenses, including, but not limited to, sublicenses involving Patent Rights together with patents or intellectual property not owned by the Licensing Parties or patents or intellectual property owned or controlled by the Company during the Quarter, other than: (a) milestone payments paid to Company by a Sublicensee which Company pays to pursuant to Section 3.6 as a pass through; (b) equity investments in Company by a Sublicensee up to the amount of the fair market value of the equity purchased on the date of the investment; and (c) loan proceeds paid to Company by a sublicensee in an arms length, full recourse debt financing to the extent that such loan is not forgiven; and (d) sponsored research funding, including clinical research funding, paid to Company by a sublicensee in a bona fide transaction for future research to be performed by Company.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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3.11 “Additional Sublicensing Revenue” shall mean all cash, sublicensing fees, option fees, maintenance fees, other lump sum payments and all other payments (including equity instruments and/or securities) and the cash equivalent thereof paid or transferred to Company by each sublicensee of Company or third party in consideration for license rights and/or technology rights covering manufacturing, marketing or distribution provided under this License Agreement. Company shall provide documentation of any such payment(s), as provided under Section 4. For the purposes of clarity, Additional Sublicensing Revenue represents all additional forms of consideration paid by sublicensee to Company, but excluding those royalties paid by sublicensee on Net Sales for Licensed Products.

3.12 In the event Company, and/or Sublicensee, in its sole discretion, decides to market a Licensed Product within the Field in any country, then Company and/or Sublicensee shall exert reasonable efforts to have such Licensed Product cleared for marketing by the responsible government agencies of that country requiring such clearance. Should Company terminate this License Agreement, Company agrees to assign its full right, title, and interest in and to such market clearance application, including all data relating thereto, to the Licensor Parties at no cost to the Licensor Parties. Any materials assigned to the Licensor Parties under this Section 3.12 shall be done so free of any warranties regarding content of the materials, testing or any conclusions and opinions thereto. The Licensor Parties represent and warrant that they and their assignees will receive such information without any reliance upon the accuracy or reliability of the information, data and opinions contained therein.

4. REPORTS AND PAYMENTS

4.1 Royalty Reports. Within Forty-Five (45) days after the end of each Quarter following the first Sale (or Sixty (60) days after the end of each Quarter following the first Sale if Company has sublicensed the License), Company will deliver to the Licensor Parties a report, certified by the chief financial officer of Company, detailing the calculation of all royalties, fees and other payments due to the Licensor Parties for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product, by country: (a) the number of units of Licensed Products constituting Sales; (b) the consideration invoiced, billed or received for Sales minus any documented Qualifying Costs; (c) the amount of any payments and other consideration received by Company from Sublicensees and the amounts of any deductions permitted by this Agreement; (d) the royalties, fees and other payments owed to the Licensor Parties, listed by category; and (e) the computations for any applicable currency conversions. Each royalty report will be substantially in the form of the sample report attached as Exhibit C.

4.2 Payments. Company will pay all royalties, fees and other payments due by Company, Affiliate(s) and/or Sublicensee(s) to the Licensor Parties under Sections 3.5, 3.6, 3.8, and 3.9, within Sixty (60) days after the end of the Quarter in which the royalties, fees or other payments accrued. If no royalties, fees or other payments are owed during a Quarter, the Company shall provide to the Licensor Parties a report documenting that. Company’s failure to perform in accordance with this Section shall constitute a material breach or default and shall be grounds for termination of this License Agreement pursuant to Section 6 hereof.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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4.3 Records. Company will maintain, and will cause its Affiliates and Sublicensees to maintain, complete and accurate books, records and related background information to verify Sales, in accordance with generally accepted accounting principles and procedures, and all of the royalties, fees, and other payments due or paid under this Agreement, as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained at Company’s principal place of business or the principal place of business of the appropriate division of Company to which this License Agreement relates and for at least Five (5) years after submission of the applicable report required under Section 4.1.

4.4 Audit Rights. Upon Company’s receipt of reasonable prior written notice, Company and its Affiliates and Sublicensees will provide the Licensor Parties and their accountants and/or agents with access to all of the books, records, key personnel and related background information required by Section 4 to conduct a review or audit of Sales, and all of the royalties, fees, and other payments payable under this Agreement. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate the Licensor Parties ’s review or audit without unreasonable disruption to Company’s business; and (c) no more than once each calendar year during the Term (as defined below) and for a period of Five (5) years thereafter. Company will promptly pay to the Licensor Parties the amount of any underpayment determined by the review or audit, plus accrued interest. If the review or audit determines that Company has underpaid any payment by Five Percent (5%) or more, then Company will also promptly pay the costs and expenses of the Licensor Parties and its accountants in connection with the review or audit. In addition, once Sales of Licensed Products exceed [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) annually, Company will conduct, at the Licensor Parties’ request, no more than once every Two (2) years, at its own expense, an independent audit of Sales, and all of the royalties, fees, and other payments due or paid under this Agreement. Promptly after completion of the audit, Company will provide to the Licensor Parties a copy of the report of the independent auditors along with any underpayments and interest thereon.

4.5 Currency. All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments will be made in United States dollars. If the Company receives payment from a third party in a currency other than United States dollars for which a royalty or fee is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal as of the last business day of the Quarter in which the payment was received by Company, and (b) the conversion computation will be documented by Company in the applicable report delivered to the Licensor Parties under Section 4.1.

4.6 Place of Payment. All payments by Company are payable to the following parties at the following addresses until advised differently:

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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Party:	By Check (direct mail):	By Electronic Transfer:
Jill P Smith, MD
LDN Research Group LLC
Penn State University

4.7 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to One and One-Half Percent (1.5%) per month (or the maximum allowed by law, if less), plus the costs and expenses associated with any collections efforts (including without limitation, attorneys’ fees and disbursements) which the Licensor Parties are required to undertake. The payment of such interest shall not foreclose the Licensor Parties from exercising any other rights it may have as a consequence of the lateness of any payment.

4.8 Payment Allocations. All cash payments remitted by the Company under this Agreement shall be allocated among the Licensor Parties as follows: [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]% to be paid to Penn State University1; [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]% to be paid to Dr. Jill P. Smith; and [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]% to be paid to LDN Research Group, LLC. Should Penn State University confirm that it is entitled to [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]% of cash proceeds of this agreement, LDN Research Group LLC agrees that an additional [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]% of cash proceeds shall be allocated to Penn State University and same percentage deducted from LDN Research Group LLC’s proceeds. All shares issued by the Company under this Agreement shall be allocated as detailed in Section 3.1 (iv).

5. CONFIDENTIALITY AND USE OF THE LICENSOR PARTIES’ NAME

5.1 Confidentiality Agreement. In connection with the execution of this Agreement, the parties will enter into a Confidential Disclosure Agreement substantially similar to the Company’s standard form as attached hereto as Exhibit D.

________________________________________
1 Under the terms of the Petition for Assignment of Patent Rights to Inventor, PSRF is entitled to receive a [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) royalty or other income based upon sales of any product or service covered by the patent rights protecting the invention (as defined in Section 11.5).

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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5.2 Other Confidential Matters. The Company is not obligated to provide any confidential information, except for the reports required by Sections 2.1, 4.1, 4.4 and 6.6. The Licensor Parties, acting through any of its offices, research facilities or finance offices, will use reasonable efforts not to disclose to any third party outside of the Licensor Parties any confidential information of Company contained in those reports, for so long as such information remains confidential; provided, however, the Licensor Parties may disclose such information/reports to their accountants, attorneys, consultants and advisors so long as any and all recipients are required to similarly maintain the confidentiality of the information.. Company may elect to enter into confidentiality agreements with individual investigators, scientists, researchers, or others working for or with the Licensor Parties that comply with the Licensor Parties’ internal policies. The provisions of this Section 5.2 shall not limit the Licensor Parties’ obligations to Company or Company’s obligations to the Licensor Parties under any other agreement, including confidentiality agreement, between the parties relating to transactions other than the License.

5.3 Use of the Licensor Parties’ Name. Company and its Affiliates, Sublicensees, employees, and agents may not use the name, image, logo, seal, trademark, or service mark (including any adaptation of them) of the Licensor Parties, without the prior written consent of the Licensor Parties. In addition, Company shall not publicize or cause to be publicized the existence of this Agreement without the Licensor Parties’ express prior written consent except as required under Company’s regulatory disclosure obligations.

6. TERM AND TERMINATION

6.1 Term. This Agreement will commence on Effective Date and unless terminated sooner pursuant to the terms herein, terminate upon the later of: (a) the expiration or abandonment of the last patent to expire or become abandoned of the Patent Rights; or (b) Ten (10) years after the first Sale of the first Licensed Product (as the case may be, the “Term”).

6.2 Early Termination by Company. Company may terminate this Agreement at any time effective upon completion of each of the following conditions: (a) providing at least Ninety (90) days prior written notice to the Licensor Parties of such intention to terminate; thereby (i) ceasing to make, have made, use, import, offer for sale and sell all Licensed Products; (ii) terminating all sublicenses and causing all Affiliates and Sublicensees to cease making, using, importing, offering for sale and selling all Licensed Products; and (iii) paying all amounts owed to the Licensor Parties under this Agreement and any sponsored agreement between the Licensor Parties and Company related to the Patent Rights, through the effective date of termination. Upon Company’s termination of this Agreement pursuant to this Section 6.2, nothing herein shall prevent or preclude the Licensor Parties from consummating license agreements directly with any of the Sublicensees, in which event no consideration shall be due and owing to Company.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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6.3 Early Termination by the Licensor Parties. The Licensor Parties may terminate this Agreement if: (a) Company is more than Ten business (10) days late in paying to the Licensor Parties any amounts owed under this Agreement and does not immediately pay the Licensor Parties in full, including accrued interest and costs of collection, upon written demand (a “Payment Default”) and failure to pay the amounts outstanding within Ten business (10) days of receipt of the Payment Default; (b) other than a Payment Default, Company or its Affiliate or Sublicensee materially breaches this Agreement and does not cure the breach within Ten business (10) days after written notice of the breach; or (c) Company or its Affiliates or Sublicensee experiences a Trigger Event (as defined in Section 6.4 below), and in the case of Sublicensee, Company has not terminated the sublicense prior to or automatically upon the occurrence of the Trigger Event. If a sublicensee materially breaches the applicable sublicense agreement, Company will take reasonable steps to enforce the terms of such sublicense agreement against such Sublicensee in the capacity of a third party beneficiary. Upon the occurrence of a Trigger Event, unless provided otherwise in Section 6.4 below, The Licensor Parties may terminate this Agreement upon Twenty (20) days notice to the Company. If the Trigger Event is dismissed, avoided or is corrected within such Twenty (20) day period, this Agreement shall continue in full force and effect.

6.4 Trigger Event. The term “Trigger Event” means any of the following: (a) a material default by Company under any sponsored research agreement or option agreement between Company and the Licensor Parties related to the Patent Rights (whether entered prior to, contemporaneous with, or subsequent to the Effective Date) that is not cured within the cure period, if any, set forth in such agreement or a material default each by and between Company and the Licensor Parties; (b) if The Company is unable to carry out it’s duties under the contract due to a judicial procedure or investigation ; (c) a Change in Control to Company without the Licensor Party’s prior written consent; (d) if Company or its Affiliate or Sublicensee (i) becomes insolvent, bankrupt or fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt; (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver or trustee for it or its property and, if appointed without its consent, not discharged within Thirty (30) days; (v) makes an assignment for the benefit of creditors; or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors and, if contested by it, not dismissed or stayed within Ten (10) days; (e) the institution or commencement by Company or its Affiliate or Sublicensee of any proceeding under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or release of debtors; (f) the entering of any order for relief relating to any of the proceedings described in Section 6.4(b) or (c) above; (g) the calling by Company or its Affiliate or sublicensee of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (h) the act or failure to act by Company or its Affiliate or sublicensee indicating its consent to, approval of or acquiescence in any of the proceedings described in Section 6.4(b) – (e) above; (i) failure by Company to pay patent expenses; or (j) the commencement by Company of any action against the Licensor Parties, including an action for declaratory judgment, to declare or render invalid or unenforceable the Patent Rights, or any claim thereof. For purposes of this Agreement, a “Change of Control” shall mean (i) the sale, lease, assignment or transfer, in one or a series of related transactions, of all or a material portion of the assets of Company to any third party or group of parties; (b) the acquisition by any third party or group of parties of a direct of Fifty Percent (50%) or more of (A) the economic interest in Company, or (B) the voting power of the voting stock of Company, by way of purchase, merger, consolidation or otherwise; (c) any consolidation of Company with, or merger of Company into, any other third party, or any merger of another party into Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of Licensee or its parent company, or reclassification, conversion or exchange of outstanding shares of capital stock of such third party solely into shares of capital stock of Company or its parent company); or (d) any stockholder or other equity owner of Company or its parent company who, on the date of this Agreement, has the right, power or authority to designate, elect or appoint a majority of the members of the board of directors (or similar governing body) of Company, shall cease to have the right, power or authority, to designate, elect or appoint a majority of the members of the board of directors (or similar governing body) of Company or its parent company.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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6.5 Effect of Termination. Upon the termination of this Agreement for any reason: (a) the License terminates; (b) Company and all its Affiliates and Sublicensees will cease all making, using, importing, offering for sale and selling all Licensed Products, except to extent permitted by Section 6.6; (c) Company will pay to the Licensor Parties all amounts, including accrued interest, owed to the Licensor Parties under this Agreement and any sponsored research agreement related to the Patent Rights, through the date of termination, including royalties on Licensed Products invoiced or shipped through the date of termination and any sell off period permitted by Section 6.6, within Thirty (30) days of the termination or expiration of the sell off period permitted by Section 6.6; (d) Company will, at the Licensor Parties’ request, return to the Licensor Parties all confidential information of the Licensor Parties and provide to the Licensor Parties a development summary directly related to Licensed Products generated by Company during the Term that will facilitate the further development of the technology licensed under this Agreement; and (e) in the case of termination under Section 6.3, all duties of the Licensor Parties and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either the Licensor Parties or Company.

6.6 Inventory & Sell Off. Upon the termination of this Agreement for any reason, Company will cause physical inventories to be taken immediately of: (a) all completed Licensed Products on hand under the control of Company or its Affiliates or Sublicensees; and (b) such Licensed Products as are in the process of manufacture and any component parts on the date of termination of this Agreement. Company will deliver promptly to the Licensor Parties a copy of the written inventory, certified by an officer of the Company. Upon termination of this Agreement for any reason, Company will promptly remove, efface or destroy all references to the Licensor Parties from any advertising, labels, web sites or other materials used in the promotion of the business of Company or its Affiliates or Sublicensees, and Company and its Affiliates and Sublicensees will not represent in any manner that it has rights in or to the Patent Rights or the Licensed Products. Upon the termination of this Agreement for any reason other than pursuant to Section 6.3(a) or (c), Company may sell off its inventory of Licensed Products existing on the date of termination for a period of Six (6) months and pay the Licensor Parties royalties on Sales of such inventory within Thirty (30) days following the expiration of such Six (6) month period.

6.7 Turn-Over of Data. Upon the early termination of this Agreement by either party pursuant to this Section 6.8, Company shall immediately turn over to the Licensor Parties and grant it an exclusive, perpetual and royalty-free license in and to all data gathered and developed during the Term including regulatory data.

6.8 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to the Licensor Parties under this Agreement will survive the termination of this Agreement for any reason. Sections 14.9, 14.10 and 14.11 and Section 4, 5, 6, 9, 10, and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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7.  PATENT PROSECUTION AND MAINTENANCE

7.1 Patent Control. The Company will control the preparation, prosecution and maintenance of the Patent Rights and the selection of patent counsel, with agreement from the Licensed Parties. For purposes of this Section 7, the word “maintenance” includes any interference negotiations, claims, or proceedings, in any forum, brought by the Licensor Parties, Company, a third party, or the United States Patent and Trademark Office, and any requests by the Licensor Parties or Company that the United States Patent and Trademark Office reexamine or reissue any patent in the Patent Rights. If the Company fails to pay maintenance fees or take any other required action, the Licensor parties will have the option to do so and recover all such fees from Company.

7.2 Payment and Reimbursement. The Company will reimburse the Licensor Parties for all documented attorneys fees, expenses, official fees and all other charges after the Effective Date incident to the preparation, filing, prosecution, and maintenance of the Patent Rights, within Thirty (30) days after Company’s receipt of invoices for such fees, expenses and charges. The Licensor Parties reserve the right to require the Company to provide a deposit in advance of incurring out of pocket foreign patent expenses estimated by counsel not to exceed [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]), the amount necessary to file, prosecute, and/or maintain the Patents Rights. If Company fails to reimburse patent expenses under this Section 7.2, provide a requested deposit with respect to a Patent Right, or fails to prepare, prosecute or maintain any Patent Rights that may be in the Licensor Parties’ best interest to prepare, prosecute or maintain then Company shall provide the Licensor Parties with reasonable prior written notice of such intended abandonment or decline of responsibility. In the event of such failure of Company with respect to such expenses, deposit or preparation, prosecution or maintenance of any Patent Rights, regardless of notice, the Licensor Parties will be free at their discretion and expense to either abandon such applications or patents related to such Patent Right or to continue such preparation, prosecution and/or maintenance activities, and any patent rights associated with such patent action will be automatically excluded from the term “Patent Rights” hereunder, on a patent by patent or country by country basis, as applicable.

8. INFRINGEMENT

8.1 Notice. Company and the Licensor Parties will notify each other promptly of any infringement of the Patent Rights by a third party that may come to their attention. Company and the Licensor Parties will consult each other in a timely manner concerning any appropriate response to the infringement. Infringement is defined as a third party actively marketing an opioid antagonist for use in Inflammatory Bowel Disease.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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8.2 Prosecution of Infringement. Company shall prosecute any infringement of the Patent Rights at Company’s expense, including defending against any counterclaims or cross claims brought by any party against Company or the Licensor Parties regarding the Patent Rights and defending against any claim that any Patent included in the Patent Rights are invalid in the course of any infringement action or in a declaratory judgment action. The Licensor Parties reserve the right to intervene voluntarily and join Company in any such infringement litigation. If the Licensor Parties choose not to intervene voluntarily, but the Licensor Parties are a necessary party to the action brought by Company, then Company may join the Licensor Parties in the infringement litigation. If Company decides not to prosecute any infringement of the Patent Rights, then the Licensor Parties may elect to prosecute such infringement independently of Company in the Licensor Parties’ sole discretion.

8.3 Cooperation. In any litigation under this Section 8, the parties, at the sole expense of Company, will cooperate to the fullest extent reasonably possible. This Section 8.3 will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party, except as may be required by lawful process of a court of competent jurisdiction. If, however, either party is required to undertake any activity, including legal discovery, as a right of lawful process of a court of competent jurisdiction, then Company will pay all expenses incurred by Company and by the Licensor Parties.

8.4 Control of Litigation. Company controls any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which the Licensor Parties are not a party, including the selection of counsel, all with input from the Licensor Parties. Company must not settle or compromise any such litigation in a manner that imposes any obligations or restrictions on the Licensor Parties or grants any rights to the Patent Rights, other than any permitted sublicenses, without the Licensor Parties’ prior written permission. The Licensor Parties control any litigation or potential litigation involving the prosecution of infringement claims regarding the Patent Rights in which the Licensor Parties have elected to prosecute the infringement independently of Company or have voluntarily or involuntarily joined Company in the infringement litigation, including the selection of counsel, all with input from Company. In all instances in which the Licensor Parties are a party, the Licensor Parties reserve the right to select their own counsel. If the Licensor Parties are involuntarily joined as a party, the Licensor Parties retain the right to select their own counsel, but Company will be responsible for all litigation expenditures as set forth in this Section 8.

8.5 Recoveries from Litigation. If Company prosecutes any infringement claims either without the Licensor Parties as a party or with the Licensor Parties involuntarily joined as a party, then Company will reimburse the Licensor Parties for the Licensor Parties’ litigation expenditures, including any attorneys’ fees, expenses, official fees and other charges incurred by the Licensor Parties, even if there are no financial recoveries from the infringement action. Company will reimburse the Licensor Parties within Thirty (30) days after receiving each invoice from the Licensor Parties. After reimbursing the Licensor Parties for their expenditures, Company will use the financial recoveries from such claims, if any, (a) first, to reimburse Company for its litigation expenditures; and (b) second, shared between Company and the Licensor Parties with the Company receiving [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) and the Licensor Parties receiving [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Percent ([*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]%) as to any remainder. If Company prosecutes any infringement claims with the Licensor Parties joined as a voluntary party, then any financial recoveries from such claims will be (x) first, shared between Company and the Licensor Parties in proportion with their respective shares of the aggregate litigation expenditures by Company and the Licensor Parties; and (y) second, as provided in (b) above by Company and the Licensor Parties as to any remainder after Company and the Licensor Parties have fully recovered their aggregate litigation expenditures. If the Licensor Parties prosecute any infringement claims independent of Company, then the Licensor Parties will prosecute such infringement at the Licensor Parties’ expense and will retain any financial recoveries in their entirety.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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8.6 Licensee’s Acknowledgement. The provisions in this Agreement notwithstanding, Licensee warrants that it has done its due diligence on the Patent Rights licensed hereunder, that Licensee has had an opportunity to consult with the Licensor Parties in regards to the Patent Rights, the Licensor Parties have brought to Licensee’s attention all known prior art and/or conflicting claims (i.e., WO2007/053194 (UNIV CHICAGO), WO2006132963 (UNIV CHICAGO), US 2009/0169508 and /US 8,017,622 (Wu), US 2002/173466 (CRAIN), and the publications by Waisman in Gastroenterology vol. 89, no. 1, 1985, pages 86-91), and Licensee has voluntarily decided to proceed with the execution of this Agreement and has committed to the terms and conditions set forth herein unconditionally.

8.7 No Right to Sue. Licensee acknowledges and agrees that it may not commence a suit against the Licensor Parties for any reason related, directly or directly, to the Patent Rights, except for the Licensor Parties’ material breach of this Agreement and failure to cure the same pursuant to Section 6 hereof. This Section 8.7 constitutes a material provision in respect of the Licensor Parties’ agreement to execute and enter into this Agreement and the transaction contemplated herein.

9. REPRESENTATIONS; DISCLAIMER OF WARRANTIES

9.1 The Licensor Parties’ Representations. The Licensor Parties represent to Company that, to their knowledge, without investigation, as of the Effective Date, the Licensor Parties: (a) are the sole owner of the Licensor Parties’ Patent Rights; (b) have the right to grant the License to Company; and (c) have not received any written notice of any third party claim for infringement by the Licensor Parties relating to the Licensor Parties’ Patent Rights.

9.2 Disclaimer. THE PATENT RIGHTS, LICENSED PRODUCTS AND ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS. THE LICENSOR PARTIES MAKE NO REPRESENTATIONS (EXCEPT AS SET FORTH IN SECTION 9.1 ABOVE) OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON INFRINGEMENT OR TITLE AS WELL AS VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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10. LIMITATION OF LIABILITY

10.1 Limitation of Liability. THE LICENSOR PARTIES, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S, AFFILIATES’ OR SUBLICENSEES’ USE OF THE PATENT RIGHTS, LICENSED PRODUCTS OR ANY OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT; OR ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS. THE LICENSOR PARTIES WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, AS WELL AS VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

11. INDEMNIFICATION

11.1 Indemnification. Company will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of the Licensor Parties, their trustees, officers, employees, contractors, agents and affiliates. The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Indemnification Event” means any Claim against one or more Indemnified Parties arising out of or resulting from: (a) the development, testing, use, manufacture, promotion, sale or other disposition of any Patent Rights, or Licensed Products by Company, its Affiliates, sublicensees, assignees or vendors or third parties, including, but not limited to, (x) any product liability or other Claim of any kind related to use by a third party of a Licensed Product, (y) any Claim by a third party that the practice of any of the Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (z) any Claim by a third party relating to clinical trials or studies for Licensed Products; (b) any material breach of this Agreement by Company or its Affiliates or sublicensees; (c) the enforcement of this Section 11 by any Indemnified Party, (d) arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products or arising from any obligation of Company hereunder. The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands.

11.2 Reimbursement of Costs. Company will pay directly all Liabilities incurred for defense or negotiation of any Claim or will reimburse the Licensor Parties for all documented Liabilities incident to the defense or negotiation of any Claim within Thirty (30) days after Company’s receipt of invoices for such fees, expenses and charges.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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11.3 Control of Litigation. Company controls any litigation or potential litigation involving the defense of any Claim, including the selection of counsel, with input from the Licensor Parties. The Licensor Parties reserve the right to protect their interest in defending against any Claim by selecting their own counsel. If such separate representation is based on the Licensor Parties’ reasonable determination that Company cannot adequately defend the Licensor Parties’ interests, or if the interests of the Indemnified Party and Company with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principals, then any attorneys’ fees and litigation expenses incurred by the Licensor Parties for such separate representation will be paid for by Company, pursuant to Sections 11.1 and 11.2.

11.4 Other Provisions. Company will not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on the Licensor Parties or grants any rights to the Patent Rights or the Licensed Products without the Licensor Parties ’s prior written consent, which shall not be unreasonably withheld. If Company fails or declines to assume the defense of any Claim within Thirty (30) days after notice of the Claim, or fails to reimburse an Indemnified Party for any Liabilities pursuant to Sections 11.1 and 11.2 within the Thirty (30) day time period set forth in Section 11.2, then the Licensor Parties may assume the defense of such Claim for the account and at the risk of Company, and any Liabilities related to such Claim will be conclusively deemed a liability of Company. The indemnification rights of the Indemnified Parties under this Section 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

11.5 The Pennsylvania State University (the “University”), Penn State Research Foundation (“PSRF”), the Licensor Parties’ respective directors, officers, employees, affiliates and students (the “Protected Parties”) are to be third party beneficiaries of this Agreement and of each Sublicense. The Protected Parties are and will be at all times during the Term of this Agreement and thereafter indemnified, defended and held harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorney’s fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease consumption, or advertisement of any product incorporating the “invention” (described in PSU Inv. Disc. No 2005-3037) or which falls within the claims of any issued or pending patent of the subject invention, or arising from any obligation thereof.

12. INSURANCE

12.1 Coverage. Company will procure and maintain insurance policies for the following coverage in amounts that meet the Pennsylvania State Research Foundation Requirements at all time set forth in the attached Exhibit E with respect to personal injury, bodily injury and property damage arising out of Company’s performance under this Agreement: (a) during the Term, comprehensive general liability, including broad form and contractual liability, in a minimum amount of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) combined single limit per occurrence and in the aggregate; (b) prior to the commencement of clinical trials involving Licensed Products, clinical trials coverage in a minimum amount of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) combined single limit per occurrence and in the aggregate; and (c) prior to the Sale of the first Licensed Product, product liability coverage, in a minimum amount of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) combined single limit per occurrence and in the aggregate. The Licensor Parties may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 12.1, and the Licensor Parties reserve the right to require Company to adjust the limits accordingly. Any requested increase in coverage by the Licensor Parties shall be based upon a reasonable determination by the Licensor Parties of reasonable and customary levels of coverage, taking into account factors that will include, but not be limited to, the size of the market, the FDA established safety profile of the product and insurance separately maintained by the manufacturer. The required minimum amounts of insurance do not constitute a limitation on Company’s liability or indemnification obligations to the Licensor Parties under this Agreement.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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12.2  Other Requirements.

12.2.1 The policies of insurance required by Section 12.1 will be issued by an insurance carrier with an A.M. Best rating of “A” or better and will name the Licensor Parties as additional insured parties with respect to Company’s performance under this Agreement. Company will provide the Licensor Parties with insurance certificates evidencing the required coverage within Thirty (30) days after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify the Licensor Parties in writing at least Thirty (30) days prior to the cancellation or material change in coverage.

12.2.2 Prior to the first commercial sale of any product incorporating said invention (as defined in Section 11.5), full force and effect commercial, general liability insurance which shall protect the Protected Parties (as defined in Section 11.5) shall be obtained. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Pennsylvania, shall list the Penn State Research Foundation (“PSRF”) and The Pennsylvania State University as an additional insured thereunder, shall include product liability coverage and shall require Thirty (30) days written notice to be given to PSRF prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) per occurrence with an aggregate of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) for personal injury or death, and [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) per occurrence with an aggregate of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] Dollars ($[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) for property damage.

13. EXPORT CONTROL

13.1 Company acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities. The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Company that Company shall not export data or commodities to certain foreign countries without prior approval of such agency. The Licensor Parties neither represent that a license shall not be required nor that, if required, it shall be issued, and all costs thereof shall be borne by Company.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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14. ADDITIONAL PROVISIONS

14.1 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

14.2 No Discrimination. Neither the Licensor Parties nor Company will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

14.3 Compliance with Laws. Company must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, Company will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. The Licensor Parties do not represent that no license is required, or that, if required, the license will issue.

14.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

14.5 Assignment & Hypothecation. This Agreement is binding upon the parties and their respective heirs, successors, assigns, and personal representatives. Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of the Licensor Parties. Any prohibited assignment or security interest will be null and void.

14.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective “Notice Address” listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; (c) by recognized overnight courier service, charges prepaid; or (d) by facsimile. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, Five (5) days after deposit in the United States mail; if sent via courier, One (1) business day after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such Notice is sent by certified mail, postage prepaid, return receipt requested.

14.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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14.8 Headings & Counterparts. The headings of the sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

14.9 Governing Law. This Agreement will be governed in accordance with the laws of the state of New York, without giving effect to the conflict of law provisions of any jurisdiction.

14.10 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in New York with respect to all disputes arising under this Agreement.

14.11 Integration. This Agreement with its Exhibits, Appendices, and the Confidentiality Agreement, contain the entire agreement between the parties with respect to the Patent Rights and the License and supersede all other oral or written representations, statements, or agreements with respect to such subject matter.

14.12 Product Marking. Company agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform to the patent laws and practices of the country of manufacture or sale.

14.13 Non-Refundable Payments. All amounts paid to the Licensor Parties by Company under this License Agreement shall be nonrefundable.

[SIGNATURE PAGE TO FOLLOW]

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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IN WITNESS WHEREOF, the parties have arranged to have this Agreement signed and executed by their respective authorized representatives as of the date and year set forth above in the preamble of this Agreement.

Dr. Jill P. Smith		TNI BioTech Inc.

By:	/s/ Dr. Jill P. Smith	By:	/s/ Noreen Griffin
	Name: Dr. Jill P. Smith		Name: Noreen Griffin
	Title: Individual		Title: Chief Executive Officer

Address:		Address:	6701 Democracy Blvd., Suite 300 Bethesda, Maryland 20817

Required copy to:		Required copy to:
Brinen & Associates, LLC
7 Dey Street, Suite 1503
New York, New York 10007

LDN Research Group, LLC

By:	/s/ Moshe Rogosnitzky
Name: Moshe Rogosnitzky
Title: Manager

Address:

Required copy to:
Greenberg Traurig, P.A. MetLife Building | 200 Park Avenue New York, NY 10166

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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APPENDICES INDEX

Appendix A	Additional Terms, Conditions and Provisions

Appendix B	Corporate minutes, capitalization table and articles of incorporation of the Company. *

EXHIBIT INDEX

Exhibit A	Patent Applications in Patent Rights

Exhibit B	Minimum Contents of Business Plan*

Exhibit C	Format of Royalty Report*

Exhibit D	Confidentiality Agreement*

Exhibit E	Petition for Assignment of Patent Rights to Inventor*

([*Appendix B and Exhibits B, C, D, and E Omitted for Confidentiality Purposes - Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

Appendix A
Additional Terms, Conditions and Provisions

The Company will commit the necessary funding to commercialize the License granted in Section 1.1 of the Agreement, and to develop and bring to market a product within the Field of Use (e.g., inflammatory bowel disease) based on naltrexone as the active ingredient. Development of the licensed product is a priority and the company will within One Hundred Twenty (120) days file an application to start the clinical trials. The Company will bring the licensed product to market first, in the licensed territories of the United States and Israel, for a Crohn’s disease or IBD indication, before bringing a naltrexone product to market for other indications. This does not preclude the Company from developing product or running trials for other indications for which the Company has patents or IND for.

Once the Company has brought to market a naltrexone product for an IBD indication, then until such time as the Company brings to market a naltrexone product for a non-IBD indication, the Company shall regard all sales, in the United States and Israel, of naltrexone products (including those sold for off-label usage) as incorporated into the “Field of Use” and royalty payments shall be due for such sales.

Once Company brings to market a naltrexone product for a non-IBD indication, whether covered by a separate patent or otherwise, the Company shall market it under a different commercial name/brand in order to differentiate sales revenues for each respective product. Products sold for an IBD indication will maintain their exclusive product/brand names and all sales of said product/brand name will accrue royalty payments regardless of the indication sold/prescribed for.

If the Company uses Dr. Jill P. Smith’s orphan drug designation to facilitate a filing with the FDA and such designation reduces or eliminates the FDA filing fee that would apply in the absence of the orphan drug designation, then Company will pay Dr. Jill P. Smith additional consideration for access and use of the orphan drug designation of [*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*] (US$[*Confidential Portion Omitted and Filed Separately with the SEC Pursuant to a Request for Confidential Information*]) at the time of the FDA filing in which the orphan drug designation is applicable. The Company will either assume responsibility for the copying of all of the documents relating to this application or will reimburse Dr. Smith for the costs associated with all of the copying.

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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Exhibit A

Patent Applications in Patent Rights

Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.

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Jill P. Smith M.D.	LDN Research Group LLC	TNI BioTech Inc.